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EXHIBIT 23C

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of SafeNet, Inc. (the "Company") on Form S-8 of our report dated February 5, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the acquisition of Cylink Corporation by SafeNet, Inc.), relating to the financial statements of Cylink Corporation as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in the Report on Form 8-K/A of the Company dated April 21, 2003.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
July 30, 2003

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  EXHIBIT 23C